Exhibit 23.4

CONSENT OF GEOSYNTEC CONSULTANTS INTERNATIONAL, INC.

I, Marlaina Auger, on behalf of Geosyntec Consultants International, Inc. (“Geosyntec”) consent to the inclusion of sections 1.1, 1.2, 1.9, 1.15-1.17, 1.20-1.22, 2, 7.13.1-7.13.4, 9.5.2, 9.5.3, 9.6, 9.7.5-9.7.7, 21.1.5, 11.11, 13.2.1, 13.2.2, 13.7, 13.8, 15.5.2, 15.5.315.5, 15.6, 15.7, 15.11.2, 17, 18.1.1, 18.1.1.1, 18.1.1.2, 18.1.1.6, 18.1.1.10-18.1.1.12, 18.1.2, 22.1, 22.9, 22.12, 22.13, 22.15 , 22.16, 22.18.1, 22.18.3-22.18.5, 22.18.8, 22.18.9, 23.1, 23.4-23.6, 23.8, 23.9,  23.10, 24, 25.1.2 in this Annual Report on Form 10-K of NOVAGOLD RESOURCES INC., which is being filed with the United States Securities and Exchange Commission, of references to Geosyntec’s name and to the use of the technical report summary titled “S-K 1300 Technical Report Summary on the Donlin Gold Project, Alaska, USA”, with a report date of November 30 , 2025 (“2025 S-K 1300 Report”) and filed on January 22, 2026, and the information derived from the 2025 S-K 1300 Report, including any quotation from or summarization of the 2025 S-K 1300 Report for which Geosyntec is responsible.

I also consent to the incorporation by reference in NOVAGOLD RESOURCES INC.’s registration statements on Form S-3 (File No. 333-286696) and Form S-8 (Nos. 333-117370; 333-134871; 333-136493; 333-164083; 333-171630, 333-197648 and 333-239776) of the references to Geosyntec’s name and the use of the 2025 S-K 1300 Report and the information derived from the 2025 S-K 1300 Report for which Geosyntec is responsible, including any quotation from or summarization of the 2025 S-K 1300 Report for which Geosyntec is responsible, which are included in the Annual Report on Form 10-K.

Dated this 21st day of January 2026

On behalf of Geosyntec Consultants International, Inc.

By:  /s/ Marlaina Auger

Name:  Marlaina Auger

Title:    Operations Vice President

Authorized signor for Geosyntec Consultants International, Inc.